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                               AMENDMENT NO. 4 TO
                                  MODACAD, INC.
                             1995 STOCK OPTION PLAN

     ModaCAD Inc.'s 1995 Stock Option Plan, as previously amended by Amendment No. 1 dated November 26, 1996; Amendment No. 2 dated June 10, 1997; and Amendment No. 3 dated April 8, 1998 (as so amended, the "Plan"), is hereby further amended as follows:

1. Section 1 of the Plan shall be amended by adding the words ", and consultants to," after the words "Employees of" in the second and fourth lines thereof.

2. Subsection 2(n) of the Plan shall be amended to read in its entirety as follows:

          (n) "Option" shall mean a stock option granted pursuant to the Plan evidencing the grant of a right to an Optionee pursuant to the Plan to purchase a specified number of Shares at a specified exercise price.

3. Subsection 2(q) of the Plan shall be amended to read in its entirety as follows:

          (q) "Optionee" shall mean an Employee or a consultant to the Company who is granted an Option.

4. Subsection 2(w) of the Plan shall be amended to read in its entirety as follows:

          (w) "Termination for Cause" shall mean termination of employment or consultancy relationship between the Company and the Optionee as a result of (i) any act or acts by the Optionee constituting a felony under any federal, state or local law; (ii) the Optionee's willful and continued failure to perform the duties assigned to him or her as an Employee or a consultant (iii) any material breach by the Optionee of any agreement with the Company concerning his or her employment or consultancy relationship or other understanding concerning the terms and conditions of employment by the Company or consultancy relationship; (iv) dishonesty, gross negligence or malfeasance by the Optionee in the performance of his or her duties as an Employee or a consultant or any conduct by the Optionee which involves a material conflict of interest with any business of the Company or Affiliate; or (v) the Optionee's taking or knowingly omitting to take any other action or actions in the performance of Optionee's duties as an Employee or a consultant without informing appropriate members of management to whom such Optionee reports, which action or actions, in the determination of the Board, have caused or substantially contributed to the material deterioration in the business or financial condition of the Company or any Affiliate, taken as a whole.

5. Subsection 4(b) of the Plan shall be amended to read in its entirety as follows:

          (b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Incentive Stock Options and Nonstatutory Stock Options; (ii) to determine, upon review of relevant information and in accordance with Section 7 of the Plan, the fair market value per Share; (iii) to determine the terms and conditions of vesting of Options, the exercise price of the Options and the consideration to be paid for shares upon the exercise of Options (which exercise price and consideration shall be determined in accordance with
     Section 7 of the Plan); (iv) to determine the Employees or consultants to whom, and the time or times at which, Options shall be granted, and the number of Shares to be subject to each Option; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to determine the terms and provisions of each Option Agreement and each Stock Purchase
     Agreement (each of which need not be identical with the terms of other Options and Stock Purchase Agreements) and, with the consent of the holder thereof, to modify or amend each Option and Stock Purchase Agreement; (vii) to determine whether a stock repurchase agreement or other agreement will be required to be executed by any Employee or consultant as a condition to the exercise of an Option, and to determine the terms and provisions of any such agreement (which need not be identical with the terms of any other such agreement) and, with the consent of the Optionee, to amend any such agreement; (viii) to interpret the Plan, the Option Agreements, the Stock Purchase Agreements or any agreement entered into with respect to the grant or exercise of Options; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board or to take such other actions as may be necessary or appropriate with respect to the Company's rights pursuant to Options or agreements relating to the grant or exercise thereof: and (x) to make such other determinations and establish such other procedures as it deems necessary or advisable for the administration of the Plan.

6.   Section 5 of the Plan shall be amended to read in its entirety as follows:

          5. Eligibility. Options may be granted to Employees (including employees of the Company who are also directors of the Company) and consultants of the Company. An Employee or consultant who has been granted an option may, if such Employee or consultant is otherwise eligible, be granted additional Options.

7. Subsection 8(b) of the Plan shall be amended to read in its entirety as follows:

          (b) Number of Shares. Each Option Agreement shall state the number of Shares to which it pertains and whether such Option is intended to constitute an Incentive Stock Option or a Nonstatutory Stock Option. The maximum number of Shares which may be awarded as Options under the Plan during any calendar year to any Optionee is 385,094 Shares. If an Option held by an Employee or a consultant is canceled, the canceled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to such Employee or consultant and any replacement Option granted to such Employee or consultant shall also count against such limit.

8. Subsection 8(d)(ii) of the Plan shall be amended to read in its entirety as follows:

          (ii) Termination of Status as an Employee or a Consultant. If an Optionee ceases to serve as an Employee or a consultant for any reason other than death, Disability or Termination for Cause, and thereby terminates his or her Continuous Employment with the Company or status as a consultant, to the extent that such Optionee was entitled to exercise the Option at the date of such termination, such Optionee shall have the right to exercise the Option at any time within 30 days subsequent to the last day of such Optionee's Continuous Employment with the Company or status as a consultant (unless at the time of grant of such Option the Board specified a longer period, not to exceed 90 days), provided, however, that no Option shall be exercisable after the expiration of the term set forth in the Option Agreement. To the extent that such Optionee was not entitled to exercise the Option at the date of the terminating event, or if such Optionee does not exercise such Option (which such Optionee was entitled to exercise) within the time specified herein, the Option shall terminate. In the event that an Optionee's Continuous Employment with the Company or status as a consultant terminates due to death or Disability, to the extent that such Optionee was entitled to exercise the Option at the date of such termination, the Option may be exercised any time within 180 days subsequent to the death or Disability of the Optionee (unless at the time of grant of such Option the Board specified a longer period, not to exceed one year), provided, however, that no Option shall be exercisable after the expiration of the Option term set forth in the Option Agreement. To the extent that such Optionee was not entitled to exercise such Option at the date of his or her termination due to death or Disability or if such Option is not exercised (to the extent it could be exercised) within the time specified herein, the Option shall terminate. If an Optionee's Continuous Employment with the Company or status as a consultant terminates due to his or her Termination for Cause, his or her Option shall terminate as of the date of such Termination for Cause to the extent not exercised as of such date.

9.   Section 11 of the Plan shall be amended to read in its entirety as follows:

          11. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option, provided, however, that if the Board determines that such grant shall be as of some future date, the date of grant shall be such future date. Notice of the determination shall be given to each Employee or consultant to whom an Option is so granted within a reasonable time after the date of such grant.


10.  Section 22 of the Plan shall be amended to read in its entirety as follows:

          22. Notices. Any notice to be given to the Company pursuant to the provisions of this Plan shall be given in writing, addressed to the Company in care of its Secretary at its principal office, and any notice to be given to an Employee or a consultant to whom an Option is granted hereunder shall be delivered personally or addressed to him or her at the address given beneath his or her signature on his Option Agreement or Stock Purchase Agreement or at such other address as such Optionee or his or her transferee (upon the transfer of the Optioned Stock) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service. It shall be the obligation of each Optionee and each transferee holding Shares purchased upon exercise of an Option to provide the Secretary of the Company, by letter mailed as provided hereinabove, with written notice of his or her direct mailing address.

11.  Section 23 of the Plan shall be amended to read in its entirety as follows:

          23. No Enlargement of Employee or Consultant Rights. This Plan is purely voluntary on the part of the Company, and the continuance of the Plan shall not be deemed to constitute a contract between the Company and any Employee or consultant, or to be consideration for or a condition of the employment or service of any Employee or consultant. Nothing contained in this Plan shall be deemed to give any Employee or consultant the right to be retained in the employ or service of the Company, its Parent, Subsidiary or a successor corporation, or to interfere with the right of the Company or any such corporations to discharge or to retire any Employee or consultant at any time with or without cause and with or without notice. No Employee or consultant shall have any right to or interest in Options authorized hereunder prior to the grant thereof to such Employee or consultant, and upon such grant he or she shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company's Articles of Incorporation, as the same may be amended from time to time.


Dated:   July 2, 1998